Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Brookfield Asset Management Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be paid	Equity	Class A Limited Voting Shares	457(h)	5,000,000	$37.84	(2)	189,200,000	.00011020	$20,849.84
	Total Offering Amounts						189,200,000		$20,849.84
	Total Fees Previously Paid								N/A
	Total Fee Offsets								N/A
	Net Fee Due								$20,849.84

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), includes any additional Class A Limited Voting Shares that become issuable under the Brookfield Asset Management Inc. Escrowed Stock Plan (the “Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction.
(2)	Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee for Class A Limited Voting Shares to be issued pursuant to the Plan, based on the average of the high and low prices reported for a Class A Limited Voting Share on the New York Stock Exchange on October 24, 2022, which was US$37.84 per share.